Page 1 of 13 Pages

                                   UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                  SCHEDULE 13G

                     Under the Securities Exchange Act of 1934

                             (AMENDMENT NO.3)*

                               LOEHMANNS INC NEW
            ------------------------------------------------------
                                (NAME OF ISSUER)

                                  COM
            -----------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)

                                 540417102
            -----------------------------------------------------
                                (CUSIP NUMBER)

                                December 31, 1999
            -----------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

       Rule 13d-1(b)
       Rule 13d-1(c)
    X  Rule 13d-1(d)

    * The remainder of this cover page shall be filled out for a reporting person`s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

    The information required in the remainder of this cover page shall not be deemed to be 'filed' for the purpose of Section 18 of the Securities Exchange Act of 1934 ('Act') or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                       (CONTINUED ON FOLLOWING PAGE(S))

     CUSIP NO. 540417102          13G                      Page 2 of 13 Pages

  1. NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        AXA Assurances I.A.R.D. Mutuelle

  2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *         (A) [ ]
                                                                (B) [X]

  3. SEC USE ONLY


  4. CITIZENSHIP OR PLACE OF ORGANIZATION
        France


   NUMBER OF SHARES     5.  SOLE VOTING POWER                  233,800
    BENEFICIALLY
     OWNED AS OF        6.  SHARED VOTING POWER                608,799
   December 31, 1999
       BY EACH          7.  SOLE DISPOSITIVE POWER             0
      REPORTING
     PERSON WITH:       8.  SHARED DISPOSITIVE POWER           934,799

  9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
        REPORTING PERSON                                       934,799
     (Not to be construed as an admission of beneficial ownership)

 10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES *                                                    | |

 11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9           10.3%

 12. TYPE OF REPORTING PERSON *

     THIS SCHEDULE 13G IS FILED PURSUANT TO RULE 13d-1(d)
       IC

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 540417102          13G                           Page 3 of 13 Pages

  1. NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        AXA Assurances Vie Mutuelle

  2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *         (A) [ ]
                                                                (B) [X]

  3. SEC USE ONLY


  4. CITIZENSHIP OR PLACE OF ORGANIZATION
        France


   NUMBER OF SHARES     5.  SOLE VOTING POWER                  233,800
    BENEFICIALLY
     OWNED AS OF        6.  SHARED VOTING POWER                608,799
   December 31, 1999
       BY EACH          7.  SOLE DISPOSITIVE POWER             0
      REPORTING
     PERSON WITH:       8.  SHARED DISPOSITIVE POWER           934,799

  9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
        REPORTING PERSON                                       934,799
     (Not to be construed as an admission of beneficial ownership)

 10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES *                                                    | |

 11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9           10.3%

 12. TYPE OF REPORTING PERSON *

     THIS SCHEDULE 13G IS FILED PURSUANT TO RULE 13d-1(d)
       IC

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

     CUSIP NO. 540417102          13G                      Page 4 of 13 Pages

  1. NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        AXA Conseil Vie Assurance Mutuelle

  2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *         (A) [ ]
                                                                (B) [X]

  3. SEC USE ONLY


  4. CITIZENSHIP OR PLACE OF ORGANIZATION
        France


   NUMBER OF SHARES     5.  SOLE VOTING POWER                  233,800
    BENEFICIALLY
     OWNED AS OF        6.  SHARED VOTING POWER                608,799
   December 31, 1999
       BY EACH          7.  SOLE DISPOSITIVE POWER             0
      REPORTING
     PERSON WITH:       8.  SHARED DISPOSITIVE POWER           934,799

  9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
        REPORTING PERSON                                       934,799
     (Not to be construed as an admission of beneficial ownership)

 10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES *                                                    | |

 11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9           10.3%

 12. TYPE OF REPORTING PERSON *

     THIS SCHEDULE 13G IS FILED PURSUANT TO RULE 13d-1(d)
       IC

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

     CUSIP NO. 540417102          13G                      Page 5 of 13 Pages

  1. NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        AXA Courtage Assurance Mutuelle

  2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *         (A) [ ]
                                                                (B) [X]

  3. SEC USE ONLY


  4. CITIZENSHIP OR PLACE OF ORGANIZATION
        France


   NUMBER OF SHARES     5.  SOLE VOTING POWER                  233,800
    BENEFICIALLY
     OWNED AS OF        6.  SHARED VOTING POWER                608,799
   December 31, 1999
       BY EACH          7.  SOLE DISPOSITIVE POWER             0
      REPORTING
     PERSON WITH:       8.  SHARED DISPOSITIVE POWER           934,799

  9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
        REPORTING PERSON                                       934,799
     (Not to be construed as an admission of beneficial ownership)

 10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES *                                                    | |

 11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9           10.3%

 12. TYPE OF REPORTING PERSON *

     THIS SCHEDULE 13G IS FILED PURSUANT TO RULE 13d-1(d)
       IC

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

     CUSIP NO. 540417102          13G                      Page 6 of 13 Pages

  1. NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        AXA

  2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *         (A) [ ]
                                                                (B) [X]

  3. SEC USE ONLY


  4. CITIZENSHIP OR PLACE OF ORGANIZATION
        France


   NUMBER OF SHARES     5.  SOLE VOTING POWER                  233,800
    BENEFICIALLY
     OWNED AS OF        6.  SHARED VOTING POWER                608,799
   December 31, 1999
       BY EACH          7.  SOLE DISPOSITIVE POWER             0
      REPORTING
     PERSON WITH:       8.  SHARED DISPOSITIVE POWER           934,799

  9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
        REPORTING PERSON                                       934,799
     (Not to be construed as an admission of beneficial ownership)

 10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES *                                                    | |

 11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9           10.3%

 12. TYPE OF REPORTING PERSON *

     THIS SCHEDULE 13G IS FILED PURSUANT TO RULE 13d-1(d)
       IC

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 540417102          13G                           Page 7 of 13 Pages

  1. NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        AXA Financial, Inc.   13-3623351
           (formerly known as The Equitable Companies Incorporated)

  2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *         (A) [ ]
                                                                (B) [X]

  3. SEC USE ONLY


  4. CITIZENSHIP OR PLACE OF ORGANIZATION
        State of Delaware


   NUMBER OF SHARES     5.  SOLE VOTING POWER                  608,799
    BENEFICIALLY
     OWNED AS OF        6.  SHARED VOTING POWER                0
   December 31, 1999
       BY EACH          7.  SOLE DISPOSITIVE POWER             608,799
      REPORTING
     PERSON WITH:       8.  SHARED DISPOSITIVE POWER           0

  9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
        REPORTING PERSON                                       608,799
     (Not to be construed as an admission of beneficial ownership)

 10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES *                                                    | |

 11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9         6.7%

 12. TYPE OF REPORTING PERSON *

     THIS SCHEDULE 13G IS FILED PURSUANT TO RULE 13d-1(d)
       HC

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a) Name of Issuer:                                  Page 8 of 13 Pages
          LOEHMANNS INC NEW

Item 1(b) Address of Issuer's Principal Executive Offices:
          -----------------------------------------------
          2500 Halsey St.
          Bronx, NY 10461

Item 2(a) and (b)
          Name of Person Filing and Address of Principal Business Office:

          AXA Conseil Vie Assurance Mutuelle,
          100-101 Terrasse Boieldieu
          92042 Paris La Defense France

          AXA Assurances I.A.R.D Mutuelle, and
          AXA Assurances Vie Mutuelle,
          21, rue de Chateaudun
          75009 Paris France

          AXA Courtage Assurance Mutuelle,
          26, rue Louis le Grand
          75002 Paris France

          as a group (collectively, the 'Mutuelles AXA').

          AXA
          9 Place Vendome
          75001 Paris France

          AXA Financial, Inc.
          (formerly known as The Equitable Companies Incorporated) 1290 Avenue of the Americas
          New York, New York 10104

          (Please contact Patrick Meehan at (212) 314-5644 with any questions.)

                                                          Page  9 of 13 Pages


Item 2(c) Citizenship:
          Mutuelles AXA and AXA - France
          AXA Financial, Inc. - Delaware

Item 2(d) Title of Class of Securities:
          COM

Item 2(e) CUSIP Number:
          540417102

Item 3.   Type of Reporting Person:
          AXA Financial, Inc. as a parent holding company, in accordance with 240.13d-1(b)(ii)(G)

          The Mutuelles AXA, as a group, acting as a parent holding company.

          AXA as a parent holding company.

          THIS SCHEDULE 13G IS FILED PURSUANT TO RULE 13d-1(d)

                                                          Page 10 of 13 Pages
Item 4. Ownership as of December 31, 1999:
       (a) Amount Beneficially Owned:
934,799 shares of common stock beneficially owned including:
                                                            No. of Shares
                                                          ---------------
AXA                                                                     0
AXA Entity or Entities:
   AXA Rosenberg (U.S.)                                           326,000
    Common Stock acquired solely for investment purposes.

AXA Financial, Inc.                                                     0

Subsidiaries:

Donaldson, Lufkin & Jenrette Securities Corporation
held for investment purposes:
    Common Stock                                                  126,161

DLJ Venture Capital Fund II, L.P.                                  12,065

Sprout Growth, L.P.                                               242,769

Sprout Growth, Ltd.                                                27,025

Sprout Capital V, L.P.                                            200,779
                                                              -----------
    Total                                                         934,799
                                                              ===========
Each of the Mutuelles AXA, as a group, and AXA expressly declares that the filing of this Schedule 13G shall not be construed as an admission that it is, for purposes of Section 13(d) of the Exchange Act, the beneficial owner any securities covered by this Schedule 13G.

Each of the above subsidiaries of AXA Financial, Inc. operates under independent management and makes independent decisions.

(b) Percent of Class:                                               10.3%
                                                              ===========

ITEM 4. Ownership as of 12/31/1999(CONT.)                 Page 11 of 13 Pages

(c) Deemed Voting Power and Disposition Power:
                         (i)         (ii)          (iii)        (iv)
                        Deemed        Deemed        Deemed       Deemed
                        to have       to have       to have      to have
                        Sole Power    Shared Power  Sole Power   Shared Power
                        to Vote       to Vote       to Dispose   to Dispose
                        or to         or to         or to        or to
                        Direct        Direct        Direct the   Direct the
                        the Vote      the Vote      Disposition  Disposition
                        -----------   -----------  ------------ ------------

The Mutuelles AXA,
    as a group                   0             0             0             0
AXA                              0             0             0             0

AXA Entity
or Entities:
  AXA Rosenberg (U.S.)     233,800             0             0       326,000

AXA Financial, Inc               0             0             0             0

Subsidiaries:

Donaldson, Lufkin
& Jenrette
Securities
Corporation                      0       126,161             0       126,161

DLJ Venture Capital
Fund II, L.P.                    0        12,065             0        12,065

Sprout Growth, L.P.              0       242,769             0       242,769

Sprout Growth, Ltd.              0        27,025             0        27,025

Sprout Capital V, L.P.           0       200,779             0       200,779
                      ------------  ------------  ------------  ------------
               TOTAL       233,800       608,799             0       934,799
                      ============  ============  ============  ============

Each of the above subsidiaries of AXA Financial, Inc. operates under independent management and makes independent voting and investment decisions.

                                                          Page 12 of 13 Pages
Item 5.
Ownership of Five Percent or Less of a Class:
     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following.
                                                            ( )
Item 6.
     Ownership of More than Five Percent on behalf of Another Person.  N/A

Item 7.
     Identification and Classification of the Subsidiary which Acquired the Security Being Reporting on by the Parent Holding Company:

     This Schedule 13G is being filed by AXA Financial, Inc.; AXA, which beneficially owns a majority interest in AXA Financial, Inc.; and the Mutuelles AXA, which as a group control AXA:

(X ) in the Mutuelles AXAs' capacity, as a group, acting as a parent holding company with respect to the holdings of the following AXA entity or entities;

(X) in AXA's capacity as a parent holding company with respect to the holdings of the following AXA entity or entities:
          AXA Rosenberg (U.S.)

(X) in AXA Financial, Inc.'s capacity as a parent holding company with respect to the holdings of its following subsidiaries:

    (X)  Donaldson, Lufkin & Jenrette Securities Corporation
         (13-2741729), a broker-dealer registered under Section 15 of the Securities and Exchange Act of 1934 and an investment adviser registered under Section 203 of the Investment
         Advisers Act of 1940.

    (X)  DLJ Venture Capital Fund II, L.P.     PN

    (X)  Sprout Growth, L.P.                   PN

    (X)  Sprout Growth, Ltd.                   CO

    (X)  Sprout Capital V, L.P.                PN

                                                          Page 13 of 13 Pages

Item 8. Identification and Classification of Members of the Group.  N/A

Item 9.  Notice of Dissolution of Group:  N/A

Item 10. Certification:

    By signing below I certify that to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.



    Signature

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.





Date: February 10, 2000                    AXA FINANCIAL, INC.*




                                       /s/ Alvin H. Fenichel
                                         Senior Vice President
                                            and Controller



*Pursuant to the Joint Filing Agreement with respect to Schedule 13G attached hereto as Exhibit I, among AXA Financial, Inc., AXA Conseil Vie Assurance Mutuelle, AXA Assurances I.A.R.D Mutuelle, AXA Assurances Vie Mutuelle, AXA Courtage Assurance Mutuelle, and AXA, this statement
 Schedule 13G is filed on behalf of each of them.